Exhibit 99.1

Tyson Updates Relief Effort; Adjusts Earnings Guidance

Springdale, Arkansas – September 6, 2005 – Tyson Foods, Inc. (NYSE: TSN) has donated enough food over the past week to provide approximately one million meals to feed evacuees and relief workers in the aftermath of Hurricane Katrina, company officials reported today.

Tyson has supplied pre-cooked and shelf-stable chicken to relief efforts in Carthage, Forest, Magee, Vicksburg and Jackson, Mississippi. The company has sent shipments of food to help feed evacuees near Baton Rouge, Louisiana, as well as Fort Chaffee and Pine Bluff, Arkansas. Tyson has also provided truckloads of water and ice to communities in central Mississippi and sent teams of people to help cook food.

Tyson will also be offering employment opportunities to evacuees who are now actively looking for jobs. The company will participate in job fairs and will establish recruitment sites near some of the shelters where they are staying.

In addition, Tyson Foods is matching financial donations made by its 114,000 Team Members on a dollar for dollar basis, with the money going to assist the relief efforts of the Salvation Army and American Red Cross. Including the food already donated, the company and its Team Members expect to donate up to $1 million in food and financial aid.

“While the storm that hit this region was overwhelming, so has been the outpouring prayer and support from people around the country for those in need,” said John Tyson, chairman and chief executive officer of Tyson Foods. “We’re pleased to be part of this effort, especially in the state of Mississippi where we employ more than 5,000 Tyson Team Members.”

Tyson’s four Mississippi poultry processing plants were idled early last week by the hurricane, primarily because of the loss of power. All four are now back in operation and are currently running near pre-hurricane production levels. Carthage resumed production last Wednesday, the two Forest plants on Friday and Vicksburg on Saturday.

While it remains difficult to precisely calculate the financial impact of Hurricane Katrina on the company, Tyson today provided a cost estimate in the $10 - $20 million range. This reflects the loss of some live bird inventory, the temporary closure of processing plants and the loss of frozen product that was in storage at ports in Mississippi and Louisiana. It also includes insurance deductibles and other costs, such as efforts to support the company’s Mississippi Team Members and plant communities. Because of these projected fourth quarter expenses, the company has lowered its 2005 GAAP earnings guidance by $.03 per share to $.92 to $1.02 per share.

In addition to Mississippi, Tyson has poultry plants in eleven other states, which were not directly affected by the hurricane. These plants are located in Alabama, Arkansas, Georgia, Indiana, Kentucky, Missouri, North Carolina, Oklahoma, Pennsylvania, Texas and Virginia.

Tyson Foods, Inc. [NYSE: TSN], founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef, and pork and the second-largest food company in the Fortune 500. The company produces a wide variety of protein-based and prepared food products, which are marketed under the “Powered by Tyson™” strategy. Tyson is the recognized market leader in the retail and foodservice markets it serves, providing products and service to customers throughout the United States and more than 80 countries. Tyson has approximately 114,000 Team Members employed at more than 300 facilities and offices in the United States and around the world.

Forward-Looking Statements

Certain statements contained in this communication are "forward-looking statements" such as statements relating to the anticipated financial impact of Hurricane Katrina on the company’s operations. These forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Among the factors that may cause actual results to differ materially from those expressed in, or implied by, the statements are the following: (i) fluctuations in the cost and availability of raw materials, such as live cattle, live swine or feed grains; (ii) market conditions for finished products, including the supply and pricing of alternative proteins, and the demand for alternative proteins; (iii) risks associated with effectively evaluating derivatives and hedging activities; (iv) access to foreign markets together with foreign economic conditions, including currency fluctuations and import/export restrictions; (v) successful rationalization of existing facilities, and the operating efficiencies of the facilities; (vi) changes in the availability and relative costs of labor and contract growers; (vii) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (viii) adverse results from litigation; (ix) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (x) changes in regulations and laws (both domestic and foreign), including changes in accounting standards, environmental laws and occupational, health and safety laws; (xi) the ability of the Company to make effective acquisitions, and successfully integrate newly acquired businesses into existing operations; (xii) effectiveness of advertising and marketing programs; and (xiii) the effect of, or changes in, general economic conditions. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Tyson undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:	Media – Gary Mickelson 479-290-6111
Investors – Louis Gottsponer 479-390-4826